Exhibit 10.5
Execution Copy
TAX GROSS UP AGREEMENT
     THIS TAX GROSS UP AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of June 2006, by and between DON E. COSBY, a key employee and officer (the “Executive”) of State National Bancshares, Inc., and STATE NATIONAL BANCSHARES, INC., a Texas corporation and a registered bank holding company (the “Company”).
RECITALS:
     WHEREAS, the Executive has previously been granted options to acquire 70,000 shares of common stock of the Company (the “Options”);
     WHEREAS, the Options are non-statutory stock options and therefore subject to taxation upon exercise by the Executive;
     WHEREAS, on the date hereof, the Company entered into an Agreement and Plan of Merger By and Among Banco Bilbao Vizcaya Argentaria, S.A. (the “Parent”), and the Company (the “Merger Agreement”) pursuant to which a newly-formed wholly-owned subsidiary of Parent will be merged with and into the Company (the “Transaction”) and the Company will be the surviving corporation;
     NOW THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, including the continued employment by the Executive with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:
     1. Tax Gross Up Payment. Provided that the Executive exercises during 2006 sufficient options to preclude imposition of any excise tax under Section 280G of the Code with respect to the Transaction, the Company shall pay to the Executive a gross-up payment of $536,923.
     2. Termination. This Agreement shall terminate immediately following the payment of the aggregate Gross-Up Payment with respect to the Options.
     3. Amendment. This Agreement may be amended, in whole or in part, only by a written instrument signed by the Executive and the Company.
     4. Headings. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
     5. Applicable Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Texas.
     6. Withholding of Taxes. The Company shall deduct from the amount of any payment made pursuant to this Agreement any amounts required to be paid or withheld by the

Execution Copy
Company with respect to federal or state taxes. By executing this Agreement, the Executive agrees to all such deductions.
     7. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired.
     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and has executed this Agreement as of the date first written above, and that, upon execution, each has received a conforming copy.

EXECUTIVE:
/s/Don E. Cosby

STATE NATIONAL BANCSHARES, INC.
By:	/s/ Tom C. Nichols
Name:	Tom C. Nichols
Title:	President and Chief Executive Officer

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